EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

■	MaryEllen MacDowell appointed President of Fashion Bug
■	Laura Johnson appointed Executive Vice President, Merchandising and Product Development of Fashion Bug

BENSALEM, Pa. – June 16, 2010 – Charming Shoppes, Inc. (Nasdaq: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported the appointment of MaryEllen MacDowell as the President of Fashion Bug and the appointment of Laura Johnson as the Executive Vice President, Merchandising and Product Development, of Fashion Bug.

MacDowell joined Charming Shoppes in 2002.  Since January 2009, she has served as President of the Company’s Lane Bryant Outlet division.  Previous executive merchandising positions include Senior Vice President and General Merchandise Manager of Apparel and Accessories and Product Development at the company’s Lane Bryant brand and Vice President and Divisional Merchandise Manager for Plus Sportswear, Dresses, and Swimwear for the Company’s Fashion Bug brand.  Previously, MacDowell held senior merchandising positions at Federated Merchandising Group, Lord & Taylor, Filene’s, Wm. H. Block, and Jordan Marsh.  MacDowell succeeds Jay Levitt who has left the Company to pursue other interests.

Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. commented, “MaryEllen is a seasoned and established merchandising leader and we are very pleased to announce her promotion and appointment today.  She has earned each of her successive appointments with the Company, and we look forward to incorporating her vision and expertise as well as her proven successes at the Fashion Bug and our other brands.”

The Company also announced that Laura Johnson has joined the Company as Executive Vice President, Merchandising and Product Development of Fashion Bug, reporting to MacDowell.  Johnson’s executive career in merchandising and design spans nearly 20 years, of which she spent five years as the General Merchandise Manager and Design Director of Urban Outfitters, as well as senior merchandise positions at Barneys New York, Banana Republic, and Limited Stores.  Most recently, Johnson held the position of President and Chief Executive Officer of Zac Posen/House of Z LLC, a manufacturer of luxury women's apparel.

Fogarty commented, “Laura has a tremendous track record in women’s apparel, and we are very pleased that she has chosen to join the Fashion Bug team.”  He continued, “As in other recent executive announcements, we view these appointments as an investment, and as vital in assisting our brands in succeeding.  MaryEllen’s and Laura’s appointments follow a number of important acquisitions of talent we have made over the last year, including sourcing and internet executives, and leaders in finance and human resources.  I believe our Fashion Bug brand has a great future and further believe MaryEllen, Laura, and the rest of the team can help us unlock that future.”

At May 1, 2010, Charming Shoppes, Inc. operated 2,128 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.figis.com, and www.figisgallery.com.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955